Exhibit 99.1

Company Contact:
Joseph Czyzyk Mercury Air Group, Inc. (310) 827-2737

-NEWS RELEASE-

Investor Relations:
David Herbst/Larry Barrios The MWW Group (213)486-6560 ext.317

Mercury Air Group, Inc. Reports Net Income of $615,000 for Fiscal 2004, Reduces Long-term Debt in Fourth
Quarter by $39.7 Million

Los Angeles, CA (Sept 28, 2004) — Mercury Air Group, Inc. (AMEX: MAX) reported net income of $615,000, or $0.19 per basic and diluted share, for the twelve-month period ended June 30, 2004. This compares to a net loss of $2,798,000, or $0.86 per basic and diluted share, for the comparable fiscal 2003 period. The net income for fiscal 2004 is comprised of a loss from continuing operations of $5,083,000, a gain on the sale of Mercury Air Centers, Inc, of $7,501,000 and a loss from discontinued operations of $1,803,000, all net of income taxes. The net loss for fiscal 2003 is comprised of a loss from continuing operations of $2,983,000 and income from discontinued operations of $185,000, both net of income taxes. The fiscal 2004 loss from continuing operations includes settlement expenses of $2,414,000 and an accrual of $1,680,000 for termination benefits due the Chairman of the Board of Directors. The loss from continuing operations for fiscal 2003 includes the write-off of deferred debt issuance costs of $1,773,000 .

“With the completion of the sale of Mercury Air Centers during the fourth quarter of fiscal 2004, we have significantly strengthened our financial position through the reduction of high cost debt,” said Joseph A. Czyzyk, President and CEO of Mercury Air Group, Inc. adding, “With our improved financial condition and our new credit line with Bank of America, we are now well positioned to meet the cash requirements associated with the higher fuel costs and provide value to our stockholders.”

Revenue from continuing operations in fiscal 2004 was $385,461,000, an increase of $48,213,000, or 14.3%, as compared to revenue from continuing operations of $337,248,000 for the same period in fiscal 2003. Gross margin from continuing operations for the twelve-month period of fiscal 2004 was $13,026,000, essentially unchanged from $13,109,000 last year.

MercFuel, Inc. (“MercFuel”), the Company’s aviation fuel reseller subsidiary, reported revenue for the twelve-month period ended June 30, 2004 of $322,631,000 on sales volume of 278,448,000 gallons, or 760,800 gallons per day, as compared to revenue of $280,136,000 on sales volume of 286,873,000 gallons, or 786,000 gallons per day, for the same period last year. Despite the lower sales volume, revenue increased primarily due to higher worldwide petroleum product prices and an increase in the sales volume in the corporate and fractional aviation segment. The lower sales volume is primarily due to the cessation of business by National Airlines in November 2002. Despite the lower sales volume, MercFuel’s gross margin for fiscal 2004 increased to $6,080,000 from $5,926,000 in fiscal 2003. MercFuel’s aviation fuel sales volume within the corporate and fractional aviation segment increased to 39,204,000 gallons, or 14.1% of MercFuel’s total sales volume in fiscal 2004, as compared to 28,418,000 gallons, or 9.9% of MercFuel’s total sales volume last year.

The Company’s Mercury Air Cargo, Inc. (“Air Cargo”) subsidiary reported revenue for fiscal 2004 of $39,549,000 as compared to $32,691,000 for fiscal 2003, an increase of 21%. Air Cargo’s gross margin in fiscal 2004 was $1,800,000 as compared to $2,585,000 in fiscal 2003, a decrease of 30.4% primarily due to the lower contributions from the cargo marketing services and the warehouse divisions and the payment of executive severance partially offset by improved results from Mercury World Cargo .

Maytag Aircraft, Inc. (“Maytag Aircraft”), the Company’s wholly-owned subsidiary engaged in U.S. government contract services, reported revenue for fiscal 2004 of $23,281,000, a decrease of $1,140,000, or 4.7% from last year’s revenue of $24,421,000. Maytag Aircraft’s gross margin increased to $5,146,000, representing an increase of 11.9% from last year’s gross margin of $4,598,000.

The Company reported net income for the three-month period ended June 30, 2004 of $4,253,000, or $1.46 per basic and diluted share, as compared to a net loss for the three-month period ended June 30, 2003 of $515,000, or $0.17 per basic and diluted share. The net income for the latest quarter includes a loss from continuing operations of $2,735,000, a gain on the sale of Mercury Air Centers, Inc. of $7,501,000 and a loss from discontinued operations of $513,000, all net of income taxes. This compares to a loss from continuing operations of $683,000 and income from discontinued operations of $168,000, both net of income taxes, in the fourth quarter of fiscal 2003. The loss from continuing operations for the fourth quarter of fiscal 2004 includes settlement expense of $615,000 and an accrual of $1,680,000 for termination benefits due the Chairman of the Board of Directors.

The Company’s total revenue from continuing operations for the fourth quarter of fiscal 2004 was $110,471,000, an increase of 45.8% over the total revenue from continuing operations for the fourth quarter of fiscal 2003 of $75,787,000. The Company’s gross margin from continuing operations for the fourth quarter of fiscal 2004 was $2,955,000 as compared to the gross margin from continuing operations of $2,936,000 in the fourth quarter of fiscal 2003.

MercFuel had revenue of $94,436,000 on sales volume of 70,941,000 gallons, or 779,600 gallons per day, in the fourth quarter of fiscal 2004 as compared to sales revenue of $62,025,000 on sales volume of 65,387,000 gallons, or 718,500 gallons per day, for the comparable period last year. MercFuel’s average aviation fuel sales price per gallon sold in the fourth quarter of fiscal 2004 was $1.331 as compared to last year’s fourth quarter per gallon average aviation fuel sales price of $0.949. MercFuel’s gross margin in the fourth quarter of fiscal 2004 increased to $1,274,000, equating to an average margin of $0.018 per gallon sold, as compared to last year’s fourth quarter gross margin of $1,185,000, or $0.018 per gallon sold. MercFuel’s aviation fuel sales volume within the corporate and fractional aviation segment increased to 10,668,000 gallons, or 15.0% of MercFuel’s total sales volume in the fourth quarter of fiscal 2004, as compared to 7,653,000 gallons, or 11.7% of MercFuel’s total sales volume for the same period last year.

Air Cargo had revenue of $10,243,000 in the fourth quarter of fiscal 2004, an increase of $2,392,000 or 30.5% from last year’s fourth quarter revenue of $7,851,000. Air Cargo’s gross margin was $444,000 in the fourth quarter of fiscal 2004 versus a gross margin of $513,000 in the fourth quarter of fiscal 2003 as both the cargo marketing services and warehouse divisions’ margins declined.

Maytag Aircraft had revenue of $5,792,000 in the fourth quarter of fiscal 2004 as compared to $5,911,000 for the same period last year. Maytag Aircraft’s gross margin for the fourth quarter of fiscal 2004 was $1,237,000 basically unchanged from the prior year’s fourth quarter gross margin of $1,238,000.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(all amounts in thousands of dollars, except per share amounts)

	Twelve Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales and revenues:
Sales	$322,631	$280,136	$94,436	$62,026
Service revenues	62,830	57,112	16,035	13,761

	385,461	337,248	110,471	75,787

Costs and expenses:
Cost of sales	311,728	269,238	91,860	59,603
Operating expenses	60,707	54,901	15,656	13,248

	372,435	324,139	107,516	72,851

Gross margin (excluding depreciation and amortization)	13,026	13,109	2,955	2,936

Expenses (income):
Selling, general and administrative	12,885	10,818	5,047	2,929
Provision for bad debts	506	1,192	201	113
Depreciation and amortization	2,828	2,782	659	624
Interest expense	972	997	188	154
Settlement costs	2,414		615
Debt extinguishment costs		1,773
Other (income)expense	(318)	97	(46)	153

Total expenses (income)	19,287	17,659	6,664	3,973

Loss from continuing operations before income tax benefit	(6,261)	(4,550)	(3,709)	(1,037)
Income tax benefit	(1,178)	(1,567)	(974)	(354)

Loss from continuing operations, net of taxes	(5,083)	(2,983)	(2,735)	(683)
Income (loss) from discontinued operations, net of taxes	(1,803)	185	(513)	168
Gain on sale of discontinued business, net of taxes	7,501		7,501

Net income (loss)	615	(2,798)	4,253	(515)

Accrued preferred stock dividend	(37)	(19)	(9)	(19)

Net income (loss) applicable to common stockholders	$578	$(2,817)	$4,244	$(534)

Income (loss) per common share :
Basic & Diluted:
From continuing operations, net of taxes	$(1.67)	$(0.92)	$(0.95)	$(0.22)
From discontinued operations, net of taxes	$(0.59)	$0.06	$(0.18)	$0.05
From sale of discontinued operations, net of taxes	$2.45		$2.59	$0.00

Net income (loss) per share	$0.19	$(0.86)	$1.46	$(0.17)

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT SELECTED DATA
For the Twelve and Three Month Periods ended June 30, 2004 and 2003

(Unaudited)
(all amounts in thousands)

	Twelve Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue
MercFuel	$322,631	$280,136	$94,436	$62,025
Mercury Air Cargo	39,549	32,691	10,243	7,851
Maytag Aircraft	23,281	24,421	5,792	5,911

Total Revenue	$385,461	$337,248	$110,471	$75,787

Gross Margin
MercFuel	$6,080	$5,926	$1,274	$1,185
Mercury Air Cargo	1,800	2,585	444	513
Maytag Aircraft	5,146	4,598	1,237	1,238

Total Gross Margin	$13,026	$13,109	$2,955	$2,936

Depreciation and Amortization
MercFuel	$469	$318	$117	$105
Mercury Air Cargo	1,725	1,887	324	342
Maytag Aircraft	414	349	165	84
Other	220	228	53	93

Total Dep & Amort	$2,828	$2,782	$659	$624

Sales Volume (thousands of gallons)
MercFuel
Commercial Aviation	239,244	258,455	60,273	57,734
Corporate/Fractional Ownership	39,204	28,418	10,668	7,653

Total	278,448	286,873	70,941	65,387

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)
(all amounts in thousands of dollars)

ASSETS	June 30,	June 30,
	2004	2003

CURRENT ASSETS:
Cash and cash equivalents	$4,690	$2,802
Restricted cash	15,414
Trade accounts receivable	50,974	46,753
Inventories, principally aviation fuel	1,165	4,422
Prepaid expenses and other current assets	5,696	5,241
Deferred taxes, current	1,451	901

TOTAL CURRENT ASSETS	79,390	60,119
PROPERTY, EQUIPMENT AND LEASEHOLDS , net	10,349	58,844
NOTES RECEIVABLE	521	1,815
DEFERRED INCOME TAXES , LONG TERM	611	2,284
GOODWILL	4,389	4,389
OTHER INTANGIBLE ASSETS	700	1,033
RESTRICTED CASH	8,989
OTHER ASSETS	1,008	4,471

TOTAL ASSETS	$105,957	$132,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,552	$34,677
Accrued expenses and other current liabilities	11,825	9,244
Current portion of long-term debt	139	4,194

TOTAL CURRENT LIABILITIES	45,516	48,115
LONG-TERM DEBT	17,790	25,501
SENIOR SUBORDINATED NOTE		23,445
DEFERRED GAIN	8,130
OTHER NONCURRENT LIABILITIES	669	918
DEFERRED RENT	1,257	1,885
MINORITY INTEREST	182	180

TOTAL LIABILITIES	73,544	100,044

MANDATORILY REDEEMABLE PREFERRED STOCK	518	481
STOCKHOLDERS’ EQUITY:
Common Stock	30	33
Additional paid-in capital	20,737	22,496
Retained earnings	14,596	14,018
Accumulated other comprehensive loss	(46)	(86)
Treasury stock	(120)
Notes receivable from officers	(3,302)	(4,031)

TOTAL STOCKHOLDERS’ EQUITY	31,895	32,430

TOTAL LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY	$105,957	$132,955